SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                             Pacifica Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)

                Washington                                  91-2094365
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

Skyline Tower, 10900 NE 4th Street, Suite 200
            Bellevue, Washington                              98004
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(Address of principal executive offices)                    (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.                                 |X|

Securities Act registration statement file number to which this Form relates:
(if Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                    Name of each exchange on which
        to be so registered                    each class is to be registered

                N/A                                          N/A
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Securities to be registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value
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                                (Title of class)
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                 Information Required in Registration Statement

Item 1.  Description of Registrant's Securities to be Registered

         The registrant's authorized common stock consists of 10,000,000 shares of common stock, no par value, of which 3,254,608 shares are outstanding and 1,000,000 shares of common stock are reserved for grants to the registrant's key officers, employees and directors under its Employee Stock Option Plan.

         The registrant's authorized preferred stock consists of 3,000,000 shares, of which none are currently issued or outstanding. Under the Articles of Incorporation, the Board of Directors has the power to determine the preferences, limitations and relative rights of any class of shares before issuance and may designate one or more series within a class as well as the number of shares within that series.

         Each share of the registrant's outstanding common stock is entitled to one vote on all matters presented for a vote, including the election of directors, subject to any preferences established by the Board of Directors for the preferred stock. Shareholders do not have cumulative voting rights. The registrant's shareholders are entitled to receive any dividends that may be declared by the Board of Directors out of funds legally available under applicable state and federal law. No holder of shares of any class of the registrant's capital stock has any preemptive right to acquire unissued shares of the registrant's capital stock, other than rights, if any, assigned by the Board of Directors from time to time with respect to one or more classes of preferred stock. In case of liquidation, the holders of the registrant's common stock are entitled to share equally and ratably in the assets remaining after provision for all debts and liabilities and after satisfaction of any liquidation preferences relating to any issued and outstanding shares of any series of preferred stock. The Board of Directors is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of the common stock.

         Shareholder actions generally require the approval of a plurality of votes being cast. However, certain actions must be approved by two-thirds of all the votes entitled to be cast, including amendment of Articles of Incorporation; a plan of merger or share exchange; the sale, lease, exchange, or other disposition of all or substantially all of the registrant's assets other than in the usual and ordinary course of business; and a voluntary liquidation of the corporation.

Item 2.  Exhibits

EXHIBIT NUMBER       NAME OF DOCUMENT

3.1                  Articles of Incorporation

3.2                  Bylaws

4.1                  Form of Common Stock Certificate


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10.1                 Pacifica Bank Employee Stock Option Plan dated effective
                     September 17, 1998

10.2 Registrant's Office Lease between Registrant, as Tenant, and The Trustees under the Will and of the Estate of James Campbell, Deceased, as Landlord, dated March 31, 1998; as amended by the First Amendment to Lease dated May 1, 1998, Second Amendment to Lease dated June 12, 1998, Third Amendment to Lease dated May 28, 1999, and Fourth Amendment to Lease dated May 24, 2000

10.3 Data Processing Services Agreement between Registrant and Unisys Corporation dated May 18, 1998

10.4 Plan and Agreement of Reorganization between the Registrant and Pacifica Bank dated as of October 2, 2000

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    PACIFICA BANCORP, INC.



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                                    By:    Jeffery C. Low
                                    Title: Chief Executive Officer
                                    Date: February 1, 2001




















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